CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 12, 2008 in the Form 10-KSB for the years ended December 31, 2007 and 2006 and the statements of operations, stockholders' equity, and cash flows for the period from August 11, 2005 (inception) to December 31, 2007 and the notes to such financial statements of ZULU Energy Corp. in the form S-8 dated on or around September 18, 2008 which appears in such Form.

De Leon & Company, P.A.
Certified Public Accountants

Pembroke Pines, Florida
September 18, 2008